Exhibit 15.1
Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form F-3 (Nos. 333-270190 and 333-217044) and Form S-8 (No. 333-211095) of Nomad Foods Limited of our report dated February 29, 2024 relating to the financial statements and the effectiveness of internal control over financial reporting, which appears in this Form 20-F.

/s/ PricewaterhouseCoopers LLP
London, United Kingdom
February 29, 2024